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Peter Marton
January 15, 1999
Page 1




                             January 15, 1999


Peter D. Marton
4 Fairway Drive
Andover, MA 01810

Dear Peter:

     This letter agreement (the "Agreement") confirms the agreement that we have reached regarding the termination of your employment from Primix Solutions Inc. (the "Company"). The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, to release the Company from any claims that you may have against it or any related companies, to release you from any claims that the Company or any related companies may have against you, and to permit you to receive separation pay and related benefits.

     With those understandings and in exchange for the promises of you and the Company set forth below, you and the Company agree as follows:

     1. TERMINATION

     Your employment with the Company will terminate effective February 15, 1999 (the "Termination Date"). To the extent that the Company has not already done so, the Company shall pay to you on the Termination Date all base salary accrued to and including the Termination Date and 1.25 days of vacation pay, constituting all accrued but unused vacation pay due to you to and including the Termination Date.

     2. SEVERANCE PAY

     The Company shall mail a check to you in the amount of $120,000.00, less applicable taxes and withholdings the Company determines to be required for tax purposes. The check shall be made payable to you. The Company shall mail the check within five (5) business days of February 15, 1999.




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Peter Marton
January 15, 1999
Page 2


     3. BENEFITS

     Your eligibility to participate in the Company's health and dental plans ceases on or after the Termination Date in accordance with the terms and conditions of each of the health and dental plans, subject to your rights to continue certain benefits in accordance with and subject to the law known as COBRA. The Company agrees to pay all COBRA payments for the period beginning on February 15, 1999 and concluding on October 15, 1999. You will be notified of your rights under COBRA within thirty (30) days after the Termination Date.

     4. CONSULTING FEES

     Beginning on February 16, 1999, the Company and you agree that the Company will be obligated to pay you for two months of consulting fees, at a rate of $20,000 per month. The fees will be paid to you in the lump sum of $40,000, less applicable taxes and withholdings the Company determines to be required for tax purposes. The Company shall mail the check within five (5) business days of February 15, 1999. The consulting fees paid to you will be non-refundable, unless you materially breach the terms of this agreement. The scope of services rendered shall be agreed upon between you and Lennart Mengwall, the Company's Chairman and Chief Executive Officer. You will have no obligation to perform consulting services to the Company under this agreement. Your election to not perform consulting services under this agreement does not release the Company from its obligation to pay the consulting fees as defined herein.

     5. EXPENSE REIMBURSEMENT

     The Company shall reimburse you for any job-related expenses you incurred through the Termination Date or as a result of consulting work you perform for the Company, consistent with the Company's expense reimbursement policy. In order to receive reimbursement for any such expenses, you must submit any and all expense reports in writing to David Chapman, Chief Financial Officer prior to May 15, 1999.

     6. CLAIMS

     You on the one hand and the Company and any of its affiliates, subsidiaries, predecessors, successors, and assigns of each of them, and the current and former officers, directors, employees and agents of each of the foregoing (any and all of which are referred to as the "Company and its Related Parties") on the other hand agree voluntarily to release and discharge each other generally from all charges, complaints, claims, promises, agreements, causes of action, damages, and debts of any nature whatsoever, known or unknown, up to the date of this Agreement, which either you or the Company and its Related Parties have, claim


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Peter Marton
January 15, 1999
Page 3


to have, ever had, or ever claimed to have had against the other.
Notwithstanding anything in the preceding sentence to the contrary, this mutual general release shall not be construed to limit your right to enforce this Agreement.

     7. STOCK OPTIONS

     You acknowledge and agree that none of the Stock Options granted to you pursuant to March 13, 1998 Incentive Stock Option Agreement and March 13, 1998 Non-Qualified Stock Option Agreement entered into between you and the Company have vested as of the Termination Date. The Stock Options therefore terminated as of the Termination Date. You do not have any claim or entitlement to the Company's stock.

     8. NOTICES, ACKNOWLEDGMENTS AND OTHER TERMS

     You are advised to consult with an attorney before signing this Agreement.

     This Agreement is the entire agreement between you and the Company and, with the exception of the March 23, 1998 Employee Agreement, all previous agreements, or promises between you and the Company are superseded, null, and void.

You acknowledge that you have been given the opportunity, if you so desired, to consider this Agreement for twenty-one (21) days before executing it. If not signed by you and returned to me so that I receive it within twenty-one
(21) days of your receipt of the Agreement, this Agreement will no be valid. In the event that you execute and return this Agreement within less than twenty-one (21) days or the date of its delivery to you, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire twenty-one (21) day period. The Company acknowledges that for a period of seven (7) days from the date of the execution of this Agreement (the "Revocation Period"), you shall retain the right to revoke this Agreement by written notice that I receive before the end of such period. Provided that this Agreement is not revoked pursuant to the preceding sentence, you and the Company agree that this Agreement shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the "Effective Date").

     By signing this Agreement, you acknowledge that you are doing so voluntarily. You also acknowledge that you are not relying on any representations by me or any other representative of the Company concerning the meaning of any aspect of this Agreement.

     In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or the Company. The law of Massachusetts will govern any dispute about this Agreement, including any interpretation or enforcement of this Agreement, without giving effect to the conflict of laws provisions of Massachusetts law. In the event that any provision or portion of a provision of this Agreement shall be determined to be unenforceable, the


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Peter Marton
January 15, 1999
Page 4

remainder of this Agreement shall be enforced to the fullest extent possible as if such provision or portion of a provision were not included. This Agreement may be modified only by a written agreement signed by you and an authorized representative of the Company.

If you agree to these terms, please sign and date below and return this Agreement to me within the time limitation set forth above.

                                       Sincerely,

                                       PRIMIX SOLUTIONS, INC

                                       By:  /s/ Lennart Mengwall
                                            --------------------
Accepted and agreed to:                     Lennart Mengwall,
                                            Chairman & Chief Executive Officer

/s/ Peter D. Marton                                 1.15.99
-------------------                         --------------------
Peter D. Marton                             Date